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Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT

    We consent to the use of our reports dated May 5, 2000, except as to Note 16, which is as of June 9, 2000, relating to the consolidated balance sheet of Activision, Inc. and subsidiaries as of March 31, 2000 and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the two-year period ended March 31, 2000, the related financial statement schedule for each of the years in the two-year period ended March 31, 2000, included and incorporated by reference herein and to the reference to our firm under the headings "Selected Consolidated Financial Data" and "Experts" in the prospectus.

KPMG LLP

Los Angeles, California
July 27, 2001

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INDEPENDENT AUDITORS' CONSENT